FOR IMMEDIATE RELEASE

Contact:   Brigid M. Smith
           (203) 329-5042


             CITIZENS UTILITIES ACQUIRES TELEPHONE PROPERTIES SERVING
                      270,000 SUBSCRIBERS IN NEW YORK STATE


Stamford, Connecticut, June 30, 1994 -- Citizens Utilities announced today that it has completed the acquisition of 270,000 telephone access lines in New York pursuant to an agreement to purchase a total of 500,000 telephone access lines in nine states from GTE.

In December 1993, Citizens acquired telephone properties with 190,000 access lines in Idaho, Tennessee, West Virginia and Utah as part of this agreement. With the acquisition of the New York operations, the transaction is now 90% complete. The remaining properties are expected to be transferred to Citizens later this year.

Leonard Tow, chairman and chief executive officer of Citizens, stated, "This transaction is producing immediate increases in earnings, earnings per share and cash flow for Citizens. The size and quality of the assets acquired, combined with the strength of our existing operations, will increase Citizens' revenues to more than $1 billion and boost earnings and earnings per share." Mr. Tow added, "This acquisition assures Citizens of a 50th successive year of increased earnings and earnings per share, a record we believe unmatched by any other publicly traded company in the nation."

Citizens Utilities (NYSE: CZNA, CZNB) is a diversified growth company providing telecommunications, natural gas, electric, water and wastewater treatment services in 17 states as of July 1, 1994. Citizens also has a significant investment in Centennial Cellular Corp., a cellular telephone company, and operates Electric Lightwave, Inc., a competitive telephone access provider in Oregon and Washington.